UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Covad Communications Group, Inc.
(Name of Registrant as Specified in its Charter)
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Filed by Covad Communications Group, Inc.
Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934
Subject Company: Covad Communications Group, Inc.
Commission File No.: 001-32588
The following questions and answers were posted to the internal Intranet site of Covad Communications Group, Inc. on October 28, 2007.
Covad Strategic Deal — FINAL FAQs
October 28, 2007
Financial/Corporate Governance

1.	Q: Is this a merger or an acquisition?
A: Covad has agreed to be acquired by Platinum Equity in an all-cash transaction.

2.	Q: At what price will Platinum Equity acquire Covad?
A: Under the terms of the agreement, which was approved by Covad’s Board of Directors, Platinum Equity will acquire Covad for $1.02 per share in cash. The purchase price represents a 59 percent premium to the closing price of Covad’s shares on October 26, 2007.

3.	Q: When will the deal close?
A: The transaction is subject to the approval of Covad’s stockholders and the satisfaction of customary closing conditions, including the approval of the Federal Communications Commission and state public utility commissions in many of the states where Covad does business. The transaction is expected to close by the end of the second quarter of 2008.

4.	Q: What is the process by which this deal needs to be approved by shareholders?
A: Covad will be holding a special meeting of shareholders to approve the Merger Agreement. Covad expects to provide shareholders with a proxy statement regarding the proposed acquisition.

5.	Q: What happens if shareholders do not vote in favor of this acquisition?
A: If shareholders do not approve the Merger Agreement the transaction will not go forward.

6.	Q: Does the SEC have any part in the approval of this deal?
A: Covad will be filing a preliminary proxy statement with the SEC in the near future and the SEC will have an opportunity to review that document.

7.	Q: What does this mean for shareholders?
A: The purchase price represents a 59 percent premium to the closing price of Covad’s shares on October 26, 2007.

8.	Q: What does this mean financially for Covad?
A: As a public company, Covad has focused on improving profitability and cash flow. The company, however, has been limited in its ability to make the investments required to improve the network, add new products and services, and acquire new customers and partners. Covad believes it has additional growth and profit potential with the improved capital structure made possible by the acquisition.

9.	Q: Does this transaction relieve Covad of any debt?
A: No, but this acquisition is expected to improve Covad’s capital structure and provides the necessary capital and operating expertise to get Covad’s key growth areas to scale.

10.	Q: What other proposals did the company consider and why did they accept this one?
A: After a careful and extensive review of our strategic alternatives, the Board of Directors determined that the substantial premium to the current market price provided by this transaction offers the best value for our stockholders.
Strategy

1.	Q: Was this move necessitated by the regulatory changes of the past few years?
A: No. Covad has proven its ability to operate in the current regulatory environment and recent developments, such as the Verizon forbearance petition, had no impact on our willingness to agree to this transaction.

2.	Q: What does this mean for Covad’s business moving forward?
A: Covad is working on several growth initiatives that require sustained investment in order to expand, reach scale and become profitable. Covad believes it has additional growth and profit potential with the improved capital structure made possible by the acquisition

3.	Q: What is Platinum Equity Partners’ core business?
A: Platinum Equity is a mergers, acquisitions and operations company with a history of acquiring innovative companies and nurturing them by providing the resources they require to grow. Since its founding in 1995, the firm has completed more than 75 acquisitions of companies with more than $23 billion in aggregate annual revenue at the time of acquisition. The firm has been successful in creating value in a broad range of business markets, including information technology, software, telecommunications, logistics, manufacturing, metals services and distribution

4.	Q: Does Platinum understand Covad’s business?
A: Yes. Platinum is an experienced business operator with a successful track record of investments in the technology sector, and beyond technology. Platinum provides the necessary capital and operating expertise to get Covad’s key growth areas to scale. The work we have done over the past several quarters to become more efficient and launch new products and services is admired and appreciated by Platinum.

5.	Q: Does Platinum Equity have any immediate plans to restructure Covad?
A: Upon completion of the acquisition, Platinum will work closely with the management team to chart the future course for the business. Covad is pursuing this transaction with a buyer that values the company and wants to retain existing customers and partners and attract new ones in order for the investment to be successful.

Customers/Partners

1.	Q: Will there be any immediate changes to products, pricing, or support?
A: Covad is pursuing this transaction with a buyer that values the company and wants to retain existing customers and partners and attract new ones. We will continue to provide the same great service. Covad will be able to scale and grow alongside our customers and provide them with the solutions they need.

2.	Q: What does this announcement mean for Covad partners and customers?
A: This announcement is positive for customers and partners. Once the deal closes, Covad will operate with a greater ability to make investments in our growth strategy due to the improved capital structure the acquisition provides. This deal provides greater stability to benefit customers and partners and we will continue to provide the same great service that customers and partners have come to appreciate.

3.	Q: Why did Platinum choose to acquire Covad?
A: The work we have done over the past several quarters to become more efficient and launch new products and services is admired and appreciated by Platinum, enabling Covad shareholders to receive a 59 percent premium per share. Platinum is acquiring the total asset that is Covad — the network, the products, the systems, and our customer and partner relationships are highly valuable to Platinum.

4.	Q: Will I continue to use the same resources (e.g., support, customer care, ISG, Alliance Center, Connect) I use today?
A: There will be no immediate changes and customers and partners can continue to expect the same great service that they have come to appreciate. We will continue to look for ways to improve the level of service and support we offer to customers and partners.
Employees

1.	Q: Will the company remain Covad under the new ownership? Am I still a Covad employee?
A: Yes. There are no immediate plans to change the company brand.

2.	Q: What does this deal mean for employees?
A: Once the deal closes, we will have an improved capital structure. Platinum provides the necessary capital and operating expertise to get Covad’s key growth areas to scale. With financial flexibility, we can focus on our strategy of transforming the business towards our growth products. Covad is a dynamic and exciting company, filled with change and opportunity. We will continue to provide innovative technologies and services

3.	Q: Will my PTO, compensation and benefits remain the same?
A: We do not expect any immediate change and will work closely with Platinum to provide answers to the questions that arise during the transition period.

4.	Q: What will happen to my stock options?
A: If the transaction is consummated, your vested and unvested options will expire and you will receive cash equal to the product of (1) the excess, if any, of $1.02 over the exercise price per share of your option, and (2) the number of shares of common stock subject to that option that are unissued, less any applicable withholding requirements.

5.	Q: Does Platinum have any plans to reduce the workforce?
A: Platinum is acquiring the total asset that is Covad — the network, the products, the systems, and, most importantly, the employees. Your skills and knowledge are highly valuable to Platinum. In addition, the work we have done over the past several quarters to become more efficient and launch new products and services is admired and appreciated by Platinum, enabling Covad shareholders to receive a 59 percent premium per share

6.	Q: Will any offices be closed or consolidated?
A: We do not expect any immediate change and will work closely with Platinum to provide answers to the questions that arise during the transition period.

7.	Q: Should we expect any management changes under the new ownership?
A: We do not expect any immediate change and will work closely with Platinum to provide answers to the questions that arise during the transition period.

8.	Q: What about future products and growth?
A: Once the deal closes, Covad will operate with a greater ability to make investments in our growth strategy due to the improved capital structure the acquisition provides. This deal provides greater stability to benefit customers and partners and we will continue to provide the same great service that customers and partners have come to appreciate.

9.	Q: Will we be using vendors/resources/staff provided by Platinum?
A: We expect Platinum will provide the capital and additional operating expertise to get Covad’s key growth areas to scale.

10.	Q: Will there be a transition period? When will the acquisition be complete?
A: The transaction is subject to the approval of Covad’s stockholders and the satisfaction of customary closing conditions, including the approval of the Federal Communications Commission and state public utility commissions in many of the states where Covad does business. The transaction is expected to close by the end of the second quarter of 2008.

11.	Q: What if I have additional questions?
A: We will work closely with Platinum to provide answers to other questions that arise during the transition period and will maintain the open lines of communication that we have always had.
Additional Information
In connection with the proposed merger, Covad will file a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Covad at the Securities and Exchange Commission’s Web site at http://www.sec.gov.
The proxy statement and such other documents may also be obtained free of charge from Covad by directing such request to Covad Communications Group Inc., 110 Rio Robles, San Jose, CA Attention: Investor Relations; Telephone: 408-434-2130.
Covad and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of these individuals in the solicitation is set forth in Covad’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and will be provided in the proxy statement relating to the merger when it becomes available.